Exhibit (d)(9)

EXECUTION VERSION

Apollo Investment Fund VII, L.P.

Apollo Overseas Partners VII, L.P.

Apollo Overseas Partners (Delaware) VII, L.P.

Apollo Overseas Partners (Delaware 892) VII, L.P.

Apollo Investment Fund (PB) VII, L.P.

One Manhattanville Road

Suite 201

Purchase, NY 10577

April 18, 2012

K-9 Holdings, Inc.

c/o Apollo Management VII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Re:    Second Amended and Restated Equity Commitment Letter

Ladies and Gentlemen:

This Second Amended and Restated Equity Commitment Letter, dated as of April 18, 2012 (the “Second Amended and Restated Equity Commitment Letter”), from each of the undersigned (each, an “Investor” and collectively, the “Investors”) amends and restates that certain Equity Commitment Letter, dated as of March 12, 2012, as amended and restated as of April 6, 2012, from the Investors (the “Initial Equity Commitment Letter”).

Reference is made to the Agreement and Plan of Merger, dated as of March 12, 2012, as amended as of April 6, 2012 and further amended as of April 18, 2012 (as amended and as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Great Wolf Resorts, Inc. (the “Company”), a Delaware corporation, K-9 Holdings, Inc., a Delaware corporation (“Parent”) and K-9 Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Parent will acquire the Company by commencing a tender offer followed by a merger of Merger Sub, or a permitted assignee of Merger Sub, with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms herein used but not defined shall have the meanings ascribed to them in the Merger Agreement. This Second Amended and Restated Equity Commitment Letter is being delivered to Parent in connection with the execution of the Second Amendment to the Merger Agreement today by Parent, Merger Sub and the Company.

1. Commitment. This Second Amended and Restated Equity Commitment Letter confirms the commitment of each of the parties listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”), severally and not jointly, and not jointly and severally, subject to the conditions set forth herein and in the Merger Agreement, to purchase, or to cause one or more of their respective Affiliates to purchase, directly or indirectly, equity of Parent for the purpose of enabling (a) Parent to cause Merger Sub to accept for payment and pay for any and all shares of Common Stock tendered pursuant to the Tender Offer at the Acceptance Time (the

“Offer Amount”) and (b) Parent to make the payments due under Sections 3.2(b) and 3.3(b) of the Merger Agreement at or immediately subsequent to the Effective Time (the “Merger Amount”), in each case, in an aggregate amount equal to the percentage of the Aggregate Commitment set forth opposite such Investor’s name on Exhibit A hereto (such amount with respect to each Investor is such Investor’s “Maximum Investor Commitment”); provided that no Investor shall, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the amount of such Investor’s Maximum Investor Commitment and the Investors, collectively, shall not, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the Aggregate Commitment. The term “Aggregate Commitment” means an amount equal to: (i) $258,700,000; or (ii) such lesser amount as in the aggregate suffices to fully fund the Offer Amount and the Merger Amount pursuant to, and in accordance with, the Merger Agreement. Each Investor hereby confirms that it has unfunded capital commitments in an amount not less than such Investor’s Maximum Investor Commitment and no internal or other approval is required for such Investor to fulfill its obligations hereunder.

2. Termination. Each Investor’s obligation to fund its Maximum Investor Commitment is subject to the terms of this Second Amended and Restated Equity Commitment Letter and to (a) with respect to the Offer Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver by Merger Sub or Parent of the Tender Offer Conditions, and (iii) the contemporaneous acceptance for payment by Merger Sub of all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer; and (b) with respect to the Merger Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver by the Company, Merger Sub and Parent of all of the conditions set forth in Article VII of the Merger Agreement, and (iii) the closing of the Merger in accordance with the terms of the Merger Agreement. The obligation of each Investor to fund its Maximum Investor Commitment will terminate automatically and immediately upon the earliest to occur of (1) the consummation of the Closing, (2) a valid termination of the Merger Agreement in accordance with its terms, (3) the funding of the Aggregate Commitment, (4) the payment in full by the Investors of their Guaranteed Obligations (as defined in the Limited Guarantee) under the Limited Guarantee on the terms and subject to the conditions thereof, and (5) the assertion by the Company or any of its Affiliates of any claim against any Investor or any Related Party (as defined below), thereof in connection with this Second Amended and Restated Equity Commitment Letter, the Merger Agreement, the Limited Guarantee or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith), except with respect to any claim for specific performance or other equitable relief against Sponsor (as defined below) under the Confidentiality Agreement; provided, that with respect to clauses (4) and (5) of this Section 2, no such termination shall be effective if the Company or any of its Affiliates is seeking specific performance of Parent’s obligation to fund the Equity Financing pursuant to its rights under Section 9.17 of the Merger Agreement. Sections 3, 4, 5, 7, 8 and 9 hereof shall survive any such termination.

3. No Recourse . Notwithstanding anything that may be expressed or implied in this Second Amended and Restated Equity Commitment Letter, Parent, by its acceptance hereof, covenants, acknowledges and agrees that no Person other than the Investors shall have any obligation hereunder and that, (a) notwithstanding that any of the Investors may be a partnership or limited liability company, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, Affiliate, stockholder, controlling Person, assignee, Representative, Forward Purchaser or other financing source of the Investors, other than the Investors and Parent, Merger Sub or their assignees under the Merger Agreement (any such Person, other than the Investors, or Parent, Merger Sub or their assignees under the Merger Agreement, a “Related Party”), or any Related Party of any of such Investor’s Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, this Second Amended and Restated Equity Commitment Letter or the transactions contemplated hereby (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or with respect to any Legal Action (whether at law, in equity, in contract, in tort or otherwise), including, without limitation, in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and including, whether or not Parent’s or Merger Sub’s breach is caused by the breach by any Investor of its obligations under this Second Amended and Restated Equity Commitment Letter) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of any of the Investors or any Related Party of any of the Investor’s Related Parties under this Second Amended and Restated Equity Commitment Letter or any documents or instruments delivered in connection herewith (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or for any Legal Action (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this Second Amended and Restated Equity Commitment Letter, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (as set forth in Section 5 hereof) and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this Second Amended and Restated Equity Commitment Letter.

4. Assignment; Reliance. This Second Amended and Restated Equity Commitment Letter, Parent’s rights hereunder and each Investor’s commitment hereunder shall not be assignable to any other Person without the prior written consent of the other parties hereto and the Company, and any attempted assignment without such consent shall be null and void and of no force and effect, except that (a) Parent may assign its rights hereunder to an assignee of Parent’s rights and obligations under the Merger Agreement made in accordance with the terms thereof or (b) each Investor may assign its commitments hereunder to an affiliate of such Investor; provided, however, that notwithstanding any such assignment, each Investor shall remain liable to perform all of its obligations hereunder. Each Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitment set forth herein.

5. Binding Effect. This Second Amended and Restated Equity Commitment Letter may be relied upon only by Parent; provided that the Company may rely upon this letter as an express third party beneficiary, solely to the extent that the Company is awarded, in accordance with the conditions set forth in Section 9.17 of the Merger Agreement, specific performance of Parent’s obligation to cause the Equity Financing to be funded. Each Investor hereby waives (a) any defense to specific performance that a remedy at law would be adequate or that, absent specific performance, no irreparable harm would be suffered and (b) any requirement under applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief. Except as set forth in the first sentence of this Section 5, nothing set forth in this Second Amended and Restated Equity Commitment Letter shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Aggregate Commitment or any Maximum Investor Commitment or any provisions of this Second Amended and Restated Equity Commitment Letter. Parent may only enforce this Second Amended and Restated Equity Commitment Letter at the direction of the Sponsor in its sole discretion, and Parent shall have no right to enforce this Second Amended and Restated Equity Commitment Letter unless directed to do so by the Sponsor in its sole discretion. Parent’s creditors shall have no right to enforce this Second Amended and Restated Equity Commitment Letter or to cause Parent to enforce this Second Amended and Restated Equity Commitment Letter. For purposes of this Second Amended and Restated Equity Commitment Letter, “Sponsor” shall mean Apollo Management VII, L.P. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this Second Amended and Restated Equity Commitment Letter is referred to in the Merger Agreement, except as set forth in this Section 5, no party (including neither the Company nor any of its Subsidiaries or Affiliates) other than Parent shall have any rights against the Investors pursuant to this Second Amended and Restated Equity Commitment Letter.

6. Representations and Warranties. Each Investor represents, warrants and covenants to Parent that: (a) it has (and will continue to have) the requisite capacity and authority to execute and deliver this Second Amended and Restated Equity Commitment Letter and to fulfill and perform its obligations hereunder; (b) the execution, delivery and performance of this Second Amended and Restated Equity Commitment Letter by it has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of it are necessary therefor; (c) this Second Amended and Restated Equity Commitment Letter has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent and the Company against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (d) such Investor has (and will continue to have) available funds or uncalled capital in excess of the sum of the Maximum Investor Commitment plus the aggregate amount of all other commitments and obligations the Investor currently has outstanding; (e) the execution, delivery and performance by it of this Second Amended and Restated Equity Commitment Letter do not and will not (i) violate any law, rule or regulation or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party, (f) the Maximum Investor Commitment is less than the maximum amount that the undersigned is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents, and (g) all material consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Second Amended and Restated Equity Commitment Letter by it have been obtained or made, and all conditions thereof have been duly complied with an no other action by, and no notice to or filing with, any Governmental Authority, is required in connection with the execution, delivery and performance of this Second Amended and Restated Equity Commitment Letter.

7. Confidentiality. This Second Amended and Restated Equity Commitment Letter shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This Second Amended and Restated Equity Commitment Letter may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Limited Guarantee), except with the written consent of each of the Investors; provided, that Parent, Merger Sub or the Company may disclose such information to the extent necessary to comply with and prevent violation of applicable law, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this Second Amended and Restated Equity Commitment Letter may be provided to the Company and its employees, agents, legal, financial, accounting or other advisors or representatives who have been directed to treat this Second Amended and Restated Equity Commitment Letter as confidential, and the Company shall cause such advisors to so treat this Second Amended and Restated Equity Commitment Letter as confidential.

8. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SECOND AMENDED AND RESTATED EQUITY COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECOND AMENDED AND RESTATED EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED BY THIS SECOND AMENDED AND RESTATED EQUITY COMMITMENT LETTER. EACH PARTY TO THIS SECOND AMENDED AND RESTATED EQUITY COMMITMENT LETTER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SECOND AMENDED AND RESTATED EQUITY COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9. Miscellaneous. No amendment or waiver of any provision of this Second Amended and Restated Equity Commitment Letter will be valid and binding unless it is in writing and signed by each of the Investors, Parent, Merger Sub and the Company. This Second Amended and Restated Equity Commitment Letter may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Second Amended and Restated Equity Commitment Letter. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Second Amended and Restated Equity Commitment

Letter. This Second Amended and Restated Equity Commitment Letter shall become effective upon its acceptance by you, as evidenced by the delivery to each of the Investors of a counterpart of this Second Amended and Restated Equity Commitment Letter executed by you. The parties have participated jointly in negotiating and drafting this Second Amended and Restated Equity Commitment Letter. If an ambiguity or a question of intent or interpretation arises, this Second Amended and Restated Equity Commitment Letter shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Second Amended and Restated Equity Commitment Letter. This Second Amended and Restated Equity Commitment Letter shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to conflict of law principles thereof. Each party to this Second Amended and Restated Equity Commitment Letter (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Second Amended and Restated Equity Commitment Letter or the transactions contemplated by this Second Amended and Restated Equity Commitment Letter shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Second Amended and Restated Equity Commitment Letter or the transactions contemplated by this Second Amended and Restated Equity Commitment Letter in any court other than the aforesaid courts. The parties to this Second Amended and Restated Equity Commitment Letter agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 of the Merger Agreement shall be valid and sufficient service thereof.

10. Prior Agreement. This Second Amended and Restated Equity Commitment Letter (including the exhibits hereto) supersedes the Initial Equity Commitment Letter and all other prior agreements and understandings (whether written or oral) between Parent and the Investors, or any of them, with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

Yours truly,

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS VII, L.P.

By:	Apollo Advisors VII, L.P., its managing general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

[Signature Page to Second Amended and Restated Equity Commitment Letter]

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

APOLLO INVESTMENT FUND (PB) VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC, its general partner

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Vice President

ACCEPTED AND AGREED:

K-9 HOLDINGS, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: President

[Signature Page to Second Amended and Restated Equity Commitment Letter]

EXHIBIT A

Maximum Investor Commitment

Investor	Maximum Investor Commitment (% of Aggregate Commitment)
Apollo Investment Fund VII, L.P.	51.237012043%
Apollo Overseas Partners VII, L.P.	19.4726303%
Apollo Overseas Partners (Delaware) VII, L.P.	7.7901411%
Apollo Overseas Partners (Delaware 892) VII, L.P.	19.501780508%
Apollo Investment Fund (PB) VII, L.P.	1.998435975%